Exhibit 23.1

HARRIS & GILLESPIE CPA'S, PLLC
CERTIFIED PUBLIC ACCOUNTANT'S
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA's, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated April 29, 2014 on the financial statements of Seen On Screen TV, Inc. as of October 31, 2013 and 2012 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 5th day of August 2014.

/S/ HARRIS & GILLESPIE CPA'S, PLLC

Certified Public Accountant's